Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of September 5, 2007 (the “Effective Date”), by and between CALLWAVE, INC., a Delaware corporation (the “Company”), and JEFFREY M. CAVINS (“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the President and Chief Executive Officer of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as President and Chief Executive Officer of the Company pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company’s Board of Directors supplies to Employee from time to time, and in accordance with Company’s policies and procedures as published from time to time.

(b) ANNUAL REVIEWS. Promptly following each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate. Each annual salary increase shall be retroactively effective as of the annual anniversary of the Effective Date.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Board of Directors. Subject to the power and authority of the Company’s Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the daily affairs of the Company, including (i) working with the Company’s Board of Directors to develop and approve business objectives, policies and plans that improve profit and growth objectives, (ii) communicating business objectives and plans within the Company, (iii) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (iv) directing operations to achieve planned performance goals and developing management systems to effectively control each Company unit, (v) ensuring that each operating unit provides those functions required for achieving its business objectives and that each unit is properly organized, staffed and directed to fulfill its responsibilities, (vi) developing the organization and personnel, products, facilities, technology, and appropriate financial resources to secure the position of the Company and to facilitate its planned development, (vii) directing periodic reviews of the Company’s strategic market position and combining this information with corollary analysis of the Company’s products and financial resources, (viii) providing periodic financial information concerning the operations of the business, human resources and sales growth plans to the Company’s Board of Directors, and (ix) ensuring that the operation of the Company complies with applicable laws.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California, provided, however, that Employee may work from his principal residence in Seattle, Washington, every Friday. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to sooner termination pursuant to Section 4 below, the term of this Agreement shall commence as of the Effective Date and shall expire on the third annual anniversary thereof in September 2010.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Three Hundred Thousand Dollars ($300,000.00) (“Base Compensation”), payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee’s annual review pursuant to Section 1.1(b), above, or at such other times (if any) as the Company may select.

2.2 ANNUAL BONUS. Employee shall be eligible for discretionary annual bonus compensation, in the discretion of the Company and based upon the performance of Employee and the Company, as follows:

(a) CASH BONUS. Employee shall be eligible to receive in each fiscal year during the term of this Agreement a cash bonus of up to sixty percent (60%) of his Base Compensation in effect for the then current fiscal year (the “Target Bonus”), with such 60% threshold applying for the current fiscal year to the level of Base Compensation set forth in Section 2.1, above. The payment of the Target Bonus shall be based upon the achievement of individual and corporate annual goals identified by the Company annually, after receiving input from Employee. The Company shall evaluate Employee’s performance and achievement of such goals on an annual basis and inform Employee of the amount (if any) of such bonus promptly (and in all events within 45 days) following the end of each fiscal year.

(b) OPTION GRANT. Employee also shall be eligible to receive the following option grants:

(i) 2007 OPTION GRANT. Concurrently herewith or on the date of the first meeting of the Company’s Board of Directors following the Effective Date hereof, the Company shall grant to Employee an option to purchase five hundred thousand (500,000) shares of Company common stock at an exercise price equal to the fair market value of such common stock on the date that such option is approved by the Company’s Board of Directors (the “Date of Grant”), as determined under the Company’s 2004 Stock Incentive Plan, vesting over a period of four (4) years from the Date of Grant, with (A) 12.5% vested following six (6) months’ continuous employment, and (B) the remaining 87.5% vesting in equal monthly increments over the subsequent forty-two (42) months of the term of this Agreement, subject to acceleration in such vesting at the time and upon the occurrence of the conditions, and further subject to the other terms and conditions, respectively set forth in the form of Stock Option Agreement attached hereto at EXHIBIT A.

(ii) FUTURE ANNUAL OPTION GRANTS. Commencing with the Company’s fiscal year commencing July 1, 2008, Employee shall be eligible to receive annually an option to purchase at least one hundred and ten thousand (110,000) shares of Company common stock at the exercise price determined under the Company’s 2004 Stock Incentive Plan and vesting over a period of four (4) years from the date of grant, with (A) 12.5% vested following six (6) months’ continuous employment, and (B) the remaining 87.5% vesting in equal monthly increments over the subsequent forty-two (42) months, and on such other terms and conditions as are customary under the 2004 Stock Incentive Plan, with such vesting (A) accelerating in full if any acquirer in a Change of Control Transaction (as defined in Section 5.1, below) does not assume Employee’s option, or (B) if Employee’s employment is terminated without Cause or Employee resigns for Good Reason within twenty-four months following a Change of Control.

2.3 FRINGE BENEFITS/VACATION. Employee shall accrue four (4) weeks’ paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. Employee shall be eligible for such other fringe benefits as are provided to the Company’s employees generally from time to time. If Employee accumulates eight (8) weeks’ accrued and unused vacation time, then further accruals shall cease until Employee’s accrued and unused vacation time is less than eight (8) weeks.

2.4 TEMPORARY HOUSING ALLOWANCE. The Company acknowledges that Employee will maintain his principal residence at his current home in Seattle, Washington, and shall pay to Employee a temporary housing allowance in the amount of two thousand five hundred dollars ($2,500) per month for a period of twelve (12) months following the Effective Date in order to assist Employee in defraying the cost of temporary housing in Santa Barbara, California.

2.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

2.6 DIRECTOR AND OFFICER LIABILITY INSURANCE. For a period of at least three (3) years following termination of Employee’s employment with the Company for any reason, the Company shall maintain in effect a policy of director and officer liability insurance that covers acts and omissions by Employee during the period that Employee was an officer, director, or member of the Board of Directors of the Company.

3. BOARD POSITION. During the term of this Agreement, the Company shall exercise commercially reasonable efforts to cause Employee to be nominated for election to the Company’s Board of Directors.

4. TERMINATION

4.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of any of the following events:

(i) the closing of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(ii) either (A) the stockholders of the Company approve a plan of complete liquidation of the Company or (B) there closes any sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iv), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten (10) trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” OR “DISABLED” shall mean that Employee either (i) is unable to engage in any substantial gainful activity due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(d) “GOOD REASON.”

(i) “GOOD REASON” shall mean and exist only if (A) there occurs either (x) a breach by the Company of any of its obligations under this Agreement without Employee’s express written consent or (y) any of the circumstances listed in Section 4.1(d)(ii), below, (B) Employee delivers to the Company a Notice of Termination that describes in reasonable detail the circumstances alleged to constitute Good Reason (including a citation to the specific subsection of this Section 4.1(d)(ii), below, that is alleged to be applicable thereto), and specifies a Date of Termination that is more than ten (10) days after the date on which such Notice of Termination is delivered to the Company, and (C) the Company fails to eliminate in full the circumstances alleged in such Notice of Termination to constitute Good Reason.

(ii) For purposes of the foregoing, Employee shall be entitled to resign for Good Reason in accordance with Section 4.1(d)(i) upon the occurrence of any of the following circumstances:

(A) Either (i) a material reduction in the duties and authority assigned to Employee immediately prior thereto, or an adverse alteration in the nature or status of Employee’s office, title, or responsibilities (including reporting responsibilities), or the conditions of Employee’s employment from those in effect immediately prior thereto or (ii) a failure to appoint Employee as Chief Executive Officer;

(B) a failure by the Company to nominate Employee for election to the Company’s Board of Directors, provided that if Employee resigns from the Board of Directors, then from and after the date of such resignation this Section 4.1(d)(ii)(B) shall be deemed to have been removed from this Agreement and Employee no longer shall have any rights under this Section 4.1(d)(ii)(B);

(C) a reduction in Employee’s Base Compensation below $300,000 per year;

(D) a reduction in Employee’s target annual bonus below 60% of his Base Compensation while Employee is Chief Executive Officer;

(E) the failure by the Company to pay to Employee any portion of Employee’s current compensation within seven (7) days following the date on which such compensation is due;

(F) either (i) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants;

(G) either (i) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of this Agreement, or (ii) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of this Agreement, or (iii) the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled in accordance with this Agreement;

(H) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 5.4 hereof;

(I) the Company’s requiring Employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s historical business travel on behalf of the Company;

(J) the amendment, modification or repeal of any provision of the Certificate of Incorporation, or the Bylaws of the Company which was in effect immediately prior to time of this Agreement, if such amendment, modification or repeal would materially adversely affect Employee’s right to indemnification by the Company; or

(K) any purported termination of Employee’s employment by the Company that is not effected pursuant to a Notice of Termination, which purported termination shall not be effective for purposes of this Agreement.

(e) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(f) “NOTICE OF TERMINATION” shall mean a written notice which (A) if delivered by the Company in connection with the Company’s decision to terminate Employee’s employment with the Company, sets forth in reasonable detail the reason for termination of Employee’s employment, or (B) if delivered by Employee in connection with a resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation.

4.2 TERMINATION BY COMPANY. The Company may terminate this Agreement as of the Date of Termination:

(a) FOR MISCONDUCT. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board that Employee was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail, provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon termination for Misconduct, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time other than either for Misconduct or by reason of Employee’s Disability. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon delivery of a Notice of Termination (or as of such date as is specified therein). However, in the event that Employee’s employment is terminated:

(i) PRIOR TO CHANGE OF CONTROL. Prior to any Change of Control for any reason other than his Misconduct or Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination:

(A) the Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation and Target Bonus at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination); and

(B) the Company shall pay, for a period of twelve (12) months following the Date of Termination (or until the Employee achieves coverage under another employer’s health insurance plan), the premiums for continuation of Employee healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(ii) FOLLOWING CHANGE OF CONTROL. Within twenty-four (24) months following any Change of Control for any reason other than his Misconduct or Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination:

(A) pay to Employee an amount equal to twenty-four (24) months of Employee’s Base Compensation and Target Bonus at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twenty-four (24) months following the Date of Termination); and

(B) pay the COBRA premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage, for a period of eighteen (18) months following the Date of Termination (or until Employee achieves coverage under another employer’s health insurance plan). Employee’s right to terminate employment pursuant to this Section 4.2(b) shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting Good Reason hereunder; and

(C) accelerate the vesting of all options then held by Employee.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then for the period equal to the shorter of twelve (12) months following the date of the termination or the period ending on the date on which Employee becomes eligible to receive disability income payments under any disability income plan sponsored by the Company, the Company shall (i) pay to Employee an amount equal to Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period over which such amount is payable hereunder), and (ii) pay the premiums for continuation of Employee healthcare benefits pursuant to COBRA for such period, provided Employee makes a timely election for such COBRA coverage.

4.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement:

(a) DISABILITY. By reason of Employee’s Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date, the Company thereafter shall (i) continue paying to Employee his Base Compensation at the rate in effect as of the Date of Termination for a period ending on the earlier of (x) twelve (12) months following the date of the termination or (y) the period ending on the date on which Employee becomes eligible to receive disability income payments under any disability income plan sponsored by the Company (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during such period), provided, however, that the Company shall have the right, in its sole discretion, to accelerate any such payment); and (ii) pay the COBRA premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage, for a period of twelve (12) months following the Date of Termination. Employee’s right to terminate employment pursuant to this Section 5.3(a) shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

(b) GOOD REASON. For Good Reason. If Employee resigns for Good Reason:

(i) NON-CHANGE OF CONTROL. Prior to any Change of Control, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date:

(A) the Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation and Target Bonus at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination); and

(B) the Company shall pay, for a period of twelve (12) months following the Date of Termination (or until the Employee achieves coverage under another employer’s health insurance plan), the premiums for continuation of Employee healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(ii) CHANGE OF CONTROL. Within twenty-four (24) months following a Change of Control of the Company, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Termination Date, the Company thereafter shall:

(A) pay to Employee an amount equal to twenty-four (24) months of Employee’s Base Compensation and Target Bonus at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twenty-four (24) months following the Date of Termination); and

(B) pay the COBRA premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage, for a period of eighteen (18) months following the Date of Termination (or until Employee achieves coverage under another employer’s health insurance plan). Employee’s right to terminate employment pursuant to this Section 4.3(b)(ii) shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting Good Reason hereunder; and

(C) accelerate the vesting of all options then held by Employee.

(c) OTHER. Other than by reason of Employee’s Disability, Good Reason (whether before or after a Change of Control of the Company), then the Company shall pay to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

4.4 CONDITIONAL NATURE OF SEVERANCE PAYMENTS. Notwithstanding any other provision of this Section 4 or any other provision of this Agreement to the contrary:

(a) NONCOMPETE. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the six (6) months following the termination of Employee’s employment with the Company following a Change of Control, then it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information in connection with that employment. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee acknowledges and agrees that his right to receive the severance consideration described in Sections 4.2 and 4.3, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company. If Employee engages, invests, or otherwise participates in any competitive activity described in this Section 4.4(a), then all severance payments consideration to which Employee otherwise may be entitled under Section 4.2 and 4.3 above, as applicable, thereupon shall cease.

(b) NON-SOLICITATION. Until the date one (1) year after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance consideration described in Sections 4.2 and 4.3 (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless whether to commence employment with Employee or with any other entity or person). If Employee engages in any such activity, then all severance consideration to which Employee otherwise would be entitled under Section 4.2 or 4.3, above, as applicable, thereupon shall cease.

(c) GENERAL RELEASE. Employee shall not be entitled to receive any of the severance consideration described in Sections 4.2 and 4.3 above, unless prior to receiving the same Employee executes a commercially reasonable general release of claims (including a release of all rights under Section 1542 of the California Civil Code) against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee’s employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) Employee’s right to receive indemnification from the Company under applicable provisions of California law or the certificate of incorporation or bylaws of the Company.

(d) RESIGNATION FROM BOARD. Employee shall not be entitled to receive any of the severance consideration described in Sections 4.2 and 4.3 above, unless Employee resigns from the Board of Directors in accordance with Section 4.8, below. If the Company requests such resignation until after payment of severance consideration has commenced hereunder, then the Company shall be excused from any further obligation to pay such severance consideration if Employee thereafter fails to resign from the Board of Directors in accordance with such Section 4.8.

4.5 DEATH. This Agreement shall terminate automatically upon the death of Employee. If Employee’s employment is terminated by reason of Employee’s death, then the Company shall pay to Employee’s beneficiaries or legal representatives (i) within 15 days, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee’s death, and (ii) the Company shall not be obligated to make any further payments hereunder.

4.6 MITIGATION. Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

4.7 DEFERRAL IN COMMENCEMENT PER IRC §409A. Notwithstanding the foregoing provisions of this Section 4, to the extent required to avoid the imposition of any excise or penalty tax pursuant to or other violation of the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the commencement of payment of any severance consideration pursuant to this Section 4 following the date as of which Employee’s employment with the Company is terminated for any reason (such date, the “termination date”) shall be delayed for six (6) months following such termination date.

4.8 RESIGNATION FROM BOARD FOLLOWING TERMINATION. Employee covenants and agrees that (a) at any time following the termination of Employee’s employment with the Company for any reason, the Company may request that Employee resign from the Board of Directors and (b) Employee shall tender to the Company, within two (2) business days following any such request, an immediately effective written resignation from the Company’s Board of Directors.

5. MISCELLANEOUS

5.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 5.1.

5.2 EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee’s breach of his obligations under this Agreement.

5.3 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, if any dispute arises under this Agreement and is not resolved within fifteen (15)

days after one party delivers to each other party a written notice invoking the arbitration provisions of this Section 5.3, then such dispute shall be resolved by arbitration in Santa Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding on the parties to the dispute.

5.4 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

5.5 GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of California for the purposes of construing or enforcing this Agreement. Subject to the arbitration provisions of Section 5.3, above, the parties agree that the exclusive venues for all such disputes shall be the Superior Court in and for the County of Santa Barbara, California, sitting in the City of Santa Barbara, California, and hereby waive all arguments and claims that such forum is inconvenient or otherwise inappropriate.

5.6 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

5.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

5.8 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

5.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, except the Nondisclosure and Assignment of Inventions Agreement by and between Employee and the Company, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a Delaware corporation

By	/s/ Mark Stubbs	/s/ Jeffrey M. Cavins
	Mark Stubbs, Chief Financial Officer	Jeffrey M. Cavins

	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

	136 West Canon Perdido Street	410 NE 70th Street
	Santa Barbara, California 93101	Seattle, Washington 98115

	Facsimile No.: (805) 690-4204	Facsimile No.: ( )

EXHIBIT A

STOCK OPTION AGREEMENT

CALLWAVE, INC.

STOCK OPTION AGREEMENT

(2004 Stock Incentive Plan)

THIS STOCK OPTION AGREEMENT (the “Agreement”) confirms that CALLWAVE, INC., a Delaware corporation (the “Company”), has granted to the employee identified below (“Holder”) a stock option (the “Option”) to purchase the number of shares of the Common Stock of the Company set forth below. The Option is granted on the terms and conditions set forth below and in the 2004 Stock Incentive Plan sponsored by the Company, as amended from time to time (as so amended, the “Plan”), the terms of which are incorporated herein. This Option Agreement is being delivered in connection with that certain Employment Agreement dated September 5, 2007, by and between the Company and Holder (the “Employment Agreement”). All capitalized terms that appear in this Agreement and are not defined herein shall have the meaning ascribed thereto in the Employment Agreement (or, if such Employment Agreement is hereafter superseded by an other written employment agreement, then in such successor employment agreement).

1. NAME OF HOLDER: Jeffrey M. Cavins.

2. DATE OF GRANT: September 5, 2007 (the “Date of Grant”).

3. NUMBER OF SHARES: Five Hundred Thousand (500,000) shares of Company Common Stock (the “Option Shares”).

4. EXERCISE PRICE.              Dollars ($            ) per share.

5. TYPE OF OPTION. For income tax purposes, the Option shall be treated as the following type of option:

☒ Incentive Option

☐ Nonqualified Stock Option

To the extent that this Option may not be eligible for treatment as an Incentive Option by reason of the rules of Internal Revenue Code Section 422, this Option shall be treated as a Nonqualified Stock Option.

6. TERM OF OPTION. The term of the Option will begin as of the Date of Grant set forth above and, unless sooner terminated in accordance with the terms of the Plan, will expire at the end of the period specified below.

☒ Five (5) years from date of grant

☐ Ten (10) years from date of grant

7. EXPIRATION. The Option is subject to termination prior to the expiration of the term of the Option set forth above in the event of the termination of Holder’s employment with the Company or any of its subsidiaries or the occurrence of certain other events specified in the Plan.

8. EXERCISE.

8.1 INITIAL EXERCISE. Except as otherwise specifically provided in the Plan, the Option may not be exercised in whole or in part prior to the expiration of six months after the Date of Grant of the Option.

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8.2 EXERCISE FOLLOWING CERTAIN EVENTS. Subject to Section 8.1, above, this Option shall become exercisable from time to time to the extent that Holder has become vested in this Option pursuant to Section 9, below.

9. VESTING.

9.1 VESTING COMMENCEMENT DATE: September 5, 2007.

9.2 VESTING SCHEDULE. Subject to Holder’s continuous employment with the Company or its subsidiaries, Holder shall become vested in this Option (and this Option shall become exercisable by Holder), subject to acceleration in vesting pursuant to Section 9.3, below, as follows: Holder shall vest in (a) 12.5% of the Option Shares after six (6) months of continuous employment with the Company or one of its subsidiaries from and after the Vesting Commencement Date, and (b) an additional one forty-second (1/42nd) of the remaining Option Shares after each subsequent month of continuous employment.

9.3 ACCELERATION IN VESTING. Notwithstanding the vesting schedule set forth in Section 9.2, above, Holder shall become fully vested in this Option if either:

(a) The Company terminates Holder’s employment with the Company other than for Misconduct;

(b) Holder resigns from employment with the Company for Good Reason; or

(c) The Company is a party to a Change of Control transaction and the acquirer in such transaction fails to assume this option.

10. RESTRICTION ON TRANSFER OF OPTION. Except as otherwise expressly permitted in the Plan, Holder may not transfer all or any portion of Holder’s interest in the Option other than by will or the laws of descent and distribution.

11. ACKNOWLEDGEMENT BY HOLDER. Holder acknowledges that Holder has received and reviewed a copy of the Plan, and the Option is subject to the terms and conditions of the Plan.

12. TERMS OF AGREEMENT. Wherever the form of this Agreement provides for the insertion of additional information (such as the designation of the type of Option in Section 5 above or the term of the Option in Section 6 above), (a) such additional information may be inserted in hand-written form, (b) such information shall be deemed to be part of this Agreement for all purposes, and (c) Holder, by reason of executing this Agreement, shall be deemed to have accepted such additional information.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the Date of Grant specified above.

“COMPANY:”	“HOLDER:”

CALLWAVE, INC., a Delaware corporation

By
Name & title:	Jeffrey M. Cavins

Address and Facsimile No. of Company:	Address, Facsimile No. and Email for Notices:

CallWave, Inc.	410 NE 70th Street
ATTN: Chief Financial Officer	Seattle, Washington 98115
136 W. Canon Perdido Street, Suite A
Santa Barbara, California 93101	Facsimile No.: ( )

Facsimile No.: (805) 690-4266

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